Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of BTHC VII, Inc of our report dated April 17, 2006 relating to the financial statements of Whitehall Jewellers, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Chicago, Illinois
August 31, 2007